Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-163463
June 30, 2011
US Airways, Inc. (“US Airways”)

Securities:	Class C Pass Through Certificates,
Series 2010-1 (“Class C Certificates”)

Amount:	$53,288,000

CUSIP:	90345K AC4

ISIN:	US90345KAC45

Coupon:	11.000%

Public Offering Price:	100%

Expected Ratings:

Standard & Poor’s Ratings Services	B

Moody’s Investor Service, Inc.	B3

Underwriting:

Goldman, Sachs & Co.	$21,315,200

Citigroup Global Markets Inc.	$13,322,000

Credit Suisse Securities (USA) LLC	$9,325,400

Morgan Stanley & Co. LLC	$9,325,400

Concession to Selling Group Members:	0.60%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$532,880

US Airways’ Transaction Expenses:	$350,000

Underwriting Agreement:	Dated June 30, 2011

Settlement:	July 12, 2011 (T+7) closing date, the seventh business day following the date hereof

Preliminary Prospectus Supplement:	US Airways has prepared a Preliminary Prospectus Supplement, dated June 30, 2011, which includes additional information regarding the Class C Certificates

Transfer Restrictions for Class C Certificates:	The Class C Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended, for so long as they are outstanding
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Citigroup Global Markets Inc. at 1-212-723-6171, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Morgan Stanley & Co. LLC at 1-866-718-1649.